PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:

                                                                                                                                           Reid French
                                                                                                                EVP, Corporate Development
                                                                                                                                     1.256.730.2602
                                                                                                                   reid.french@intergraph.com

Intergraph Reports Fourth Quarter 2004 Results

Fourth Quarter Operating Margins Increase to 6.7%; 2004 Operating Income More than Doubles

HUNTSVILLE, Ala., January 26, 2005 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of Spatial Information Management (SIM) software, today announced financial results for its fourth quarter ended December 31, 2004.  Revenue for the quarter was $146.2 million, compared to $144.5 million reported in the fourth quarter of 2003.  For the year ended December 31, 2004, revenue was $551.1 million, an increase of 4.8% from $526.0 million reported in 2003.

Operating income for the quarter was $9.8 million, or 6.7% of revenue, compared to $0.8 million, or 0.5% of revenue, reported in the fourth quarter of 2003.  For the year ended December 31, 2004, operating income was $34.1 million, or 6.2% of revenue, compared to $13.4 million, or 2.5% of revenue, reported in 2003.

Net income for the quarter was $7.3 million, or $0.21 per diluted share, compared to $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2003.  For the year ended December 31, 2004, net income was $159.0 million, or $4.37 per diluted share, compared to $22.3 million, or $0.47 per diluted share, reported in 2003.  Net income for 2004 includes $121.6 million of after-tax intellectual property income, net of all fees and expenses.

"We are very pleased with our fourth quarter and 2004 financial results as they illustrate the progress that Intergraph has made over the past 18 months in improving operating performance," said Halsey Wise, Intergraph President & CEO.  "Our results in both the fourth quarter and 2004 represent Intergraph's best financial performance in twelve years.  Our 2004 operating income more than doubled from 2003, and we continue to execute on our three-phase strategic plan ("NOW" - "NEXT" - "AFTER NEXT")."
(dollars in millions)				Year Ended		Financial
	Quarterly Results			December 31,		Guidance [a]

	Q4 2004	Q3 2004	Q4 2003	2004	2003	Q1 2005	FY 2005

Revenue	$146.2	$134.7	$144.5	$551.1	$526.0	$134 - $136	$570 - $580
Year-over-year growth	1.1%	0.8%	18.5%	4.8%	5.0%

Operating income - before restructuring [b]	$9.8	$7.6	$4.7	$34.9	$17.3	$5.5 - $6.5	$40.0 - $43.0
Operating margin - before restructuring [b]	6.7%	5.6%	3.3%	6.3%	3.3%

Restructuring charges	-	-	$4.0	$0.8	$4.0	$1.5 - $2.0	$1.5 - $2.0

Operating income	$9.8	$7.6	$0.8	$34.1	$13.4	$3.5 - $5.0	$38.0 - $41.5
Operating margin	6.7%	5.6%	0.5%	6.2%	2.5%

Net income	$7.3	$1.2	$0.4	$159.0	$22.3
Earnings per share (EPS)	$0.21	$0.03	$0.01	$4.37	$0.47

[a] Forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
[b] See "Non-GAAP Financial Measures."

Commenting on the financial results, Wise said, "While we made a great deal of progress in 2004, there is still much work to be done at Intergraph.  As we move into 2005, we are focused on capitalizing on the specific opportunities in our markets and executing on our strategic plan initiatives, which we believe will help us to continue to expand operating margins and generate additional revenue growth over time."

In addition, Larry Laster has announced his intention to retire as Intergraph's Chief Financial Officer.  Laster will continue to serve as CFO until a successor is named.  He will also continue to serve as a member of the Company's Board of Directors and will remain with Intergraph to assist in the day-to-day operations until the transition to new leadership is complete.

"I deeply thank Larry for his years of service to Intergraph," said Halsey Wise.  "Through his leadership and efforts, Intergraph's turnaround story took hold.  His unwavering commitment to Intergraph is a testament to his character, and I appreciate all that he has done to help me in my first 18 months of leadership at Intergraph.  I look forward to working with Larry in another capacity after we find a new CFO."

"This is an exciting time for Intergraph," said Larry Laster.  "We have completed the transition to a profitable corporation and successfully defended our intellectual property.  We now have the financial strength to take our company to higher levels of success.  I am confident that Intergraph's strategy, combined with new financial leadership, will result in continued growth in shareholder value.  It has been an honor to serve as Intergraph's CFO, and I look forward to continued service to the Company."

Intergraph's overall effective tax rate in 2004 was 32.0%, while the Company's tax rate on its operations, which excludes intellectual property income (expense), was 11.9%.  This difference resulted from the usage of NOL's in many of the Company's international legal entities.  Intergraph has fully utilized all of its NOL's in the United States due to both improvements in its core business and the success of its intellectual property enforcement efforts over the past several years.  The Company still has NOL's of approximately $75 million available across certain of its international legal entities.  For 2005, we have projected an overall effective tax rate of approximately 35%.

Fluctuations in the value of the U.S. dollar in international markets can have a significant impact on the Company's financial results.  The Company estimates for the quarter that the weakening of the U.S. dollar in its international markets, primarily in Europe, positively impacted revenue by approximately 3.8%, negatively impacted operating expenses by approximately 3.9%, and improved its quarterly operating results by approximately $0.02 per diluted share in comparison to the fourth quarter of 2003.  The Company estimates that the weakening of the U.S. dollar in the fourth quarter as compared with the third quarter of 2004 positively impacted revenue by approximately 2.7%, negatively impacted operating expenses by approximately 2.2%, and improved its quarterly operating results by approximately $0.03 per diluted share.  The Company estimates for the year that the weakening of the U.S. dollar positively impacted revenue by approximately 3.8%, negatively impacted operating expenses by approximately 3.6%, and improved its quarterly operating results by approximately $0.10 per diluted share in comparison to 2003.

Fourth Quarter Business Highlights

-    Intergraph added its seventh outside Board director with the addition of Kevin M. Twomey, President, COO & CFO of The St. Joe Company.

-    Process, Power & Marine (PPM) acquired the EYECAD 3D plant design software from Asahi Kasei Engineering, expanding Intergraph's customer base within Japan and accelerating Japanese localization of the SmartPlant suite.

-    Intergraph Mapping and Geospatial Solutions (IMGS) signed a multi-year agreement to provide geospatial solutions for a major water authority in Poland, providing this customer with site wide access to all IMGS GIS products for management of infrastructure and decision support.

-    Intergraph Public Safety (IPS) achieved fourth quarter bookings of $13.7 million, compared to $5.7 million in the fourth quarter of last year and $14.9 million in the third quarter of 2004.  Total orders in 2004 increased 20.0% over 2003 while ending backlog for the year increased 11.7% from December 31, 2003.

-    Intergraph Solutions Group (ISG), in-line with our Force Protection strategy, was selected by the National Security Agency as part of a team led by Lockheed Martin to provide security systems for certain confidential sites in the Washington Metropolitan Area.

-    PPM delivered several significant software releases in the fourth quarter including SmartPlant3D 5.0, SmartPlant Electrical 3.0, SmartPlant Review 5.1, and MARIAN CCM.

-    Exxon Chemical and Honeywell standardized worldwide on PPM's SmartPlant Instrumentation offering and ABS, a leading ship classification society, standardized on PPM's IntelliShip offering.

-    IPS orders in the fourth quarter included Suffolk County Fire NY, Tennessee Highway Patrol, North Wales Police Integrated Communications System (UK), and additional sites for the German Border Guards.

-    IMGS was selected by the Canadian Department of National Defense for mapping solutions to enable the Canadian Government to participate in a worldwide cooperative initiative for mapping production that encompasses over 20 different countries globally.

Business Unit Performance
The Company believes that providing the operating performance of each of its four core business units is useful to investors.  The following tables summarize the results of the business units for the fourth quarter and the year ended December 31, 2004.

(dollars in millions)	Quarter Ended December 31, 2004

					Corporate &	Total
	IMGS	PPM	ISG	IPS	Eliminations	Intergraph

Revenue	$55.3	$43.5	$30.8	$18.5	($2.0)	$146.2
Year-over-year growth	(5.4%)	25.3%	(16.1%)	6.2%		1.1%

Operating income	$2.5	$9.9	$2.0	$2.2	($6.7)	$9.8
Operating margin	4.5%	22.6%	6.3%	12.1%		6.7%

(dollars in millions)	Year Ended December 31, 2004

					Corporate &	Total
	IMGS	PPM	ISG	IPS	Eliminations	Intergraph

Revenue	$206.5	$147.0	$135.3	$70.1	($7.8)	$551.1
Year-over-year growth	(0.1%)	11.7%	(1.5%)	1.9%		4.8%

Operating income - before restructuring	$7.0	$22.7	$18.7	$8.8	($22.2)	$34.9
Operating margin - before restructuring	3.4%	15.5%	13.8%	12.5%		6.3%

Restructuring charges	-	$0.8	-	-	-	$0.8

Operating income	$7.0	$21.9	$18.7	$8.8	($22.2)	$34.1
Operating margin	3.4%	14.9%	13.8%	12.5%		6.2%

Intergraph Mapping and Geospatial Solutions (IMGS):

(dollars in millions)				Year Ended
	Quarterly Results			December 31,		Ending

	Q4 2004	Q3 2004	Q4 2003	2004	2003	Backlog

Revenue	$55.3	$49.6	$58.5	$206.5	$206.8	$68.6
Year-over-year growth	(5.4%)	(10.0%)		(0.1%)

Operating income - before restructuring	$2.5	$1.5	$2.6	$7.0	$1.6
Operating margin - before restructuring	4.5%	3.1%	4.4%	3.4%	0.8%

Restructuring charges	-	-	$1.5	-	$1.5

Operating income	$2.5	$1.5	$1.1	$7.0	$0.0
Operating margin	4.5%	3.1%	1.8%	3.4%	0.0%

IMGS revenue for the quarter was $55.3 million, a decrease of 5.4% from the fourth quarter of the prior year and a sequential increase of 11.6% from the third quarter of 2004.  Revenue for the year was $206.5 million, relatively flat with 2003.  The most significant negative influence on revenue for IMGS in 2004 was the expected ramping down of a large U.S. map production contract that was essentially completed during the year.  This contract resulted in revenue declines of 6.5% for the year compared to 2003, 3.5% for the fourth quarter of 2004 compared to the same quarter of 2003, and 1.2% for the fourth quarter compared to the third quarter of 2004.  Operating income for the quarter was $2.5 million, compared to operating income of $1.1 million in the fourth quarter of the prior year and operating income of $1.5 million in the third quarter of 2004.  Operating income for the year was $7.0 million, or 3.4% of revenue, compared to $0.0 million in 2003.  The improvements in operating income were a result of higher gross margins due to favorable revenue mix changes and lower operating expenses in 2004 due to cost reductions made in the fourth quarter of 2003.  IMGS has made significant improvements in operating margins over the last three years, rising from (2.0%) in 2002 to 3.4% in 2004.  While IMGS backlog declined $9.3 million in the fourth quarter, the reduction was primarily the result of the delivery of Digital Mapping Cameras and progress made on international long-term mapping and utility contracts.  Ending backlog for the year increased $6.5 million from December 31, 2003.

Process, Power & Marine (PPM):

(dollars in millions)				Year Ended
	Quarterly Results			December 31,

	Q4 2004	Q3 2004	Q4 2003	2004	2003

Revenue	$43.5	$35.2	$34.8	$147.0	$131.6
Year-over-year growth	25.3%	4.8%		11.7%

Operating income - before restructuring	$9.9	$4.0	$2.3	$22.7	$14.8
Operating margin - before restructuring	22.6%	11.3%	6.6%	15.5%	11.2%

Restructuring charges	-	-	-	$0.8	-

Operating income	$9.9	$4.0	$2.3	$21.9	$14.8
Operating margin	22.6%	11.3%	6.6%	14.9%	11.2%

PPM revenue for the quarter was $43.5 million, an increase of 25.3% from the fourth quarter of the prior year and an increase of 23.7% from the third quarter of 2004.  Revenue for the year was $147.0 million, an increase of 11.7% from 2003.  The revenue growth was primarily the result of the adoption of SmartPlant and information management technology and the increasing maintenance and services revenue on these new products.  PPM had $2.6 million of revenue in the fourth quarter due to the delivery of SmartPlant 3D Version 5.0 in conjunction with the third quarter restatement related to the Early Adopter Program.  Operating income for the quarter was $9.9 million, or 22.6% of revenue, compared to $2.3 million in the fourth quarter of the prior year and $4.0 million in the third quarter of 2004.  The increase in operating income over the previous quarter and prior year quarter was mainly due to higher software revenues, particularly in our SmartPlant suite and information management product offerings.  Operating income for the year increased 48.2% from 2003 to $21.9 million, or 14.9% of revenue.

Intergraph Solutions Group (ISG):

(dollars in millions)				Year Ended
	Quarterly Results			December 31,		Ending

	Q4 2004	Q3 2004	Q4 2003	2004	2003	Backlog

Revenue	$30.8	$33.8	$36.7	$135.3	$137.4	$60.7
Year-over-year growth	(16.1%)	1.3%		(1.5%)

Operating income	$2.0	$4.7	$3.1	$18.7	$11.7
Operating margin	6.3%	13.9%	8.4%	13.8%	8.5%

ISG revenue for the quarter was $30.8 million, a decrease of 16.1% from the fourth quarter of the prior year and a decline of 8.7% from the third quarter of 2004.  The year over year quarterly revenue decrease resulted from reduced third-party product revenue.  The revenue decrease compared to the third quarter reflected a seasonal decline in services utilization due to increased holidays and vacation time in the fourth quarter.  Revenue for the year was $135.3 million, relatively flat with 2003, due to the planned decrease in legacy maintenance revenue of $4.0 million in 2004.  Core services revenue, which excludes third-party product sales and maintenance revenue, increased 6.1% in 2004.  Operating income for the quarter was $2.0 million, compared to $3.1 million in the fourth quarter of the prior year and $4.7 million in the third quarter of 2004.  The decrease in operating income from the fourth quarter of 2003 was the result of the previously mentioned reduced third-party product revenue.  The sequential decrease in operating income was due to the seasonal decline in utilization.  Operating income for the year increased 60.0% from 2003 to $18.7 million, or 13.8% of revenue.  ISG backlog decreased from $70.7 million to $60.7 million during the fourth quarter, reflecting the cyclical nature of orders from the U.S. Department of Defense.

Intergraph Public Safety (IPS):

(dollars in millions)				Year Ended
	Quarterly Results			December 31,		Ending

	Q4 2004	Q3 2004	Q4 2003	2004	2003	Backlog

Revenue	$18.5	$16.6	$17.4	$70.1	$68.8	$39.6
Year-over-year growth	6.2%	(4.2%)		1.9%

Operating income	$2.2	$1.7	$3.9	$8.8	$14.5
Operating margin	12.1%	10.5%	22.3%	12.5%	21.1%

IPS revenue for the quarter was $18.5 million, an increase of 6.2% from the fourth quarter of the prior year and 11.6% from the third quarter of 2004.  Operating income was $2.2 million, compared to $3.9 million in the fourth quarter of the prior year and $1.7 million in the third quarter of 2004.  The sequential increase in operating income from the third quarter of 2004 was due to higher maintenance revenue and slightly lower operating expenses.  Operating income for the year was $8.8 million, compared to $14.5 million in 2003.  The quarterly and annual decline in operating income from 2003 was primarily due to fewer software sales to utility customers, lower gross margins and higher operating expenses relating to the Company's efforts to grow orders.  To generate additional business in 2004, IPS added sales, implementation and R&D resources that increased operating costs.  As a result of these investments, total orders for the year increased approximately 20.0% from 2003.  IPS orders for the quarter were $13.7 million, compared to $5.7 million in the fourth quarter of last year and $14.9 million in the third quarter of 2004.   Orders for the quarter included Suffolk County Fire NY, Tennessee Highway Patrol, North Wales Police Integrated Communications System (UK), and additional sites for the German Border Guards.  The growth in orders resulted in backlog increasing from $37.2 million at September 30, 2004 to $39.6 million at December 31, 2004.  Ending backlog for the year increased 11.7% from December 31, 2003.   IPS also completed a reorganization of sales, implementation and customer support in the fourth quarter.  This reorganization is expected to improve focus on sales into core public safety markets, take advantage of Intergraph's solid position in key transportation accounts, expand coverage in Eastern Europe, shorten implementation time and provide improved customer support.

Intellectual Property
The Company possesses an intellectual property (IP) portfolio, which it defends through ongoing licensing and patent litigation.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense), net section of the income statement.  In 2004, Intergraph was successful in producing $191.5 million of pre-tax intellectual property income, net of fees and expenses.

On January 21, 2005, Intergraph and HP entered into a global settlement of all pending patent litigation.  The terms of the settlement provide for HP to tender a payment of $141 million to the Company by January 28, 2005 and for the granting of a cross license to each others patent portfolio.  A copy of the Settlement Agreement is available on the Company's website.

Further information on the Company's IP licensing and litigation activities, including a full copy of all referenced orders, is available for viewing on Intergraph's Website at www.intergraph.com/ip.

Non-GAAP Financial Measures
To supplement our financial statements on a GAAP basis, Intergraph reports operating income excluding restructuring charges.  The Company believes this non-GAAP financial measure provides investors and management with additional information to evaluate the Company's past financial results and ongoing operational performance.  The Company believes this non-GAAP financial measure facilitates making period-to-period comparisons and is an indication of our baseline operating performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP.

Conference Call and Webcast
Intergraph will provide an online, real-time Webcast and rebroadcast of the fourth quarter conference call to be held Thursday, January 27, 2005, at 11:00 a.m. EST.  The live broadcast will be available online at www.intergraph.com/investors.  Listeners will be asked to pre-register and should plan to visit the Website a few minutes before the broadcast begins.  The replay will be available shortly after the conference call ends and will remain available online until January 27, 2006.  In addition, the replay can be heard by telephone any time before the close of business on February 27, 2005 by calling 1-866-357-1431 and referring to the reservation number 2330944.

About Intergraph
Intergraph is a leading global provider of Spatial Information Management (SIM) software.  Governments and businesses in over 60 countries around the world rely on our spatial technology and services to support better and faster operational decisions.  Our commitment to the customers and markets we serve, history of innovation and proven solutions span 35 years.  Intergraph's stock trades on the NASDAQ stock market under the symbol INGR and the Company can be found on the Web at www.intergraph.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the business outlook of Intergraph Corporation (the "Company"), financial guidance, including any projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on the Company and its vertical business segments; expectations regarding Intergraph's intellectual property; expectations regarding future results and cash flows; costs associated with the Company's Accelerated Stock Buyback; information regarding the development, timing of introduction, and performance of new products; the Company's ability to win new orders and any statements of the plans, strategies, expectations and objectives of management for future operations. These forward-looking statements are subject to known and unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes or rulings in our ongoing efforts to protect our intellectual property, or other potential litigation or patent enforcement efforts, the ability, timing, and costs (including the calculation of success and other fees) to enforce and protect the Company's intellectual property rights; potential adverse outcomes in our efforts to improve our operating performance (including uncertainties with respect to the timing and magnitude of any expected improvements); material changes with respect to our business, litigation, or the securities markets (including the market for Intergraph common stock and any adjustment relating to the Accelerated Stock Buyback); risks associated with doing business internationally (including foreign currency fluctuations); worldwide political and economic conditions and changes; the ability to attract or retain key personnel; increased competition; rapid technological change; unanticipated changes in customer requirements; the ability to access the technology necessary to compete in the markets served; risks associated with various ongoing litigation proceedings; and other risks detailed in our press releases or in our annual, quarterly, or other filings with the Securities and Exchange Commission.

Intergraph, the Intergraph logo, SmartPlant, and IntelliShip are registered trademarks of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.

Intergraph Corporation
Consolidated Balance Sheets (Unaudited)
(amounts in thousands)

	December 31,	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$292,435	$265,782
Accounts receivable, net	155,160	150,927
Inventories, net	22,253	15,443
Other current assets	84,050	37,673

Total Current Assets	553,898	469,825

Investments in affiliates	9,499	9,499
Capitalized software development costs, net	26,201	29,520
Other assets, net	10,314	12,500
Property, plant and equipment, net	50,628	51,099

Total Assets	$650,540	$572,443

Liabilities and Shareholders' Equity:
Trade accounts payable	$20,915	$23,052
Accrued compensation	40,142	38,726
Other accrued expenses	42,495	40,835
Billings in excess of sales	58,263	49,970
Income taxes payable and other current liabilities	22,680	26,912
Current portion of long-term debt	361	-

Total Current Liabilities	184,856	179,495

Deferred income taxes and other noncurrent liabilities	16,422	14,013

Total Shareholders' Equity	449,262	378,935

Total Liabilities and Shareholders' Equity	$650,540	$572,443

Intergraph Corporation
Consolidated Statements of Operations (Unaudited)
(amounts in thousands, except per share data)
	Quarter Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Revenue:
Systems	$76,522	$78,304	$287,228	$296,886
Maintenance	36,030	34,548	138,777	131,099
Services	33,620	31,668	125,093	98,018

Total Revenue	146,172	144,520	551,098	526,003

Cost of Revenue:
Systems	36,637	39,018	141,727	150,837
Maintenance	11,063	11,803	43,170	49,173
Services	25,477	25,908	90,437	74,047

Total Cost of Revenue	73,177	76,729	275,334	274,057

Gross Profit	72,995	67,791	275,764	251,946
Operating Expenses:
Product development	14,935	16,016	58,816	58,958
Sales and marketing	30,325	27,000	113,265	101,338
General and administrative	17,895	20,034	68,763	74,330
Restructuring charges	-	3,952	826	3,952

Total Operating Expenses	63,155	67,002	241,670	238,578

Operating Income	9,840	789	34,094	13,368
Other Income (Expense):
Intellectual property income (expense), net	(10,661)	(6,805)	191,469	5,784
Gains on sales of assets	-	470	-	3,421
Interest income	1,285	1,492	4,325	6,588
Other income (expense), net	3,227	(1,456)	4,034	(2,128)

Total Other Income (Expense)	(6,149)	(6,299)	199,828	13,665

Income (Loss) Before Taxes	3,691	(5,510)	233,922	27,033

Income Tax Benefit (Expense)	3,650	5,955	(74,950)	(4,745)

Net Income	$7,341	$445	$158,972	$22,288

Earnings Per Share:
Basic	$0.22	$0.01	$4.54	$0.49
Diluted	$0.21	$0.01	$4.37	$0.47
Weighted Average Shares Outstanding:
Basic	33,070	43,553	34,981	45,549
Diluted	34,374	45,382	36,417	47,583

Systems Orders	$70,000	$62,300	$286,800	$299,700
Services Orders	27,500	28,600	134,400	94,700

Total Systems and Services Orders	$97,500	$90,900	$421,200	$394,400